                                                                                          Exhibit 99.1

Spring Bank Pharmaceuticals Announces Top-Line Results from the Initial Cohort of the Phase 2a Segment of the ACHIEVE Trial, a Global Phase 2 Clinical Trial for Chronic Hepatitis B Virus (HBV)

SB 9200 Shows Favorable Safety Profile and Significant Antiviral Activity

Against HBV DNA and HBsAg with Initial Low Dose Monotherapy of 25mg

Conference Call Scheduled for Tomorrow, May 24th at 8:00 a.m. ET

HOPKINTON, MA, May 23, 2017 – Spring Bank Pharmaceuticals, Inc. (Nasdaq: SBPH) announced today the top-line results from the 25mg monotherapy cohort of the Phase 2a segment of the ACHIEVE study, a global, placebo-controlled, sequential-cohort, double-blind Phase 2 clinical trial, focused on the safety and antiviral activity of the orally-administered selective immunomodulator, SB 9200, in patients with chronic HBV. The initial cohort of the Phase 2a trial enrolled twenty (20) treatment-naïve chronic HBV patients without cirrhosis across multiple sites in Canada, Hong Kong and Korea.  Patients were randomized on a 4:1 basis and received either SB 9200 25mg or placebo daily for 12 weeks. The primary endpoints for the Phase 2a trial are safety and antiviral activity, as measured by the change in HBV DNA at week 12 from baseline, with multiple exploratory secondary endpoints. All patients in this cohort have transitioned to tenofovir disoproxil fumarate (marketed by Gilead Sciences, Inc. as Viread®) 300mg daily for an additional 12 weeks.

“We are strongly encouraged by the safety profile of SB 9200 seen in this initial cohort of the Phase 2a trial and by the evidence of antiviral activity seen at the low dose of 25mg daily, because we studied the substantially higher doses of 200mg – 900mg daily for 7 days in our Phase 1 study in HCV patients,” stated Nezam Afdhal, M.D., D.Sc., Chief Medical Officer of Spring Bank Pharmaceuticals.  “The results from the initial cohort of the Phase 2a trial continue to support the development of SB 9200 as a potential treatment for chronic HBV to achieve the goal of a functional cure.  We have begun to rapidly enroll the second cohort (50 mg) of our Phase 2a trial and hope to report top-line results in the fourth quarter of 2017.”

The initial cohort consisted of 11 HBeAg-positive and 9 HBeAg-negative patients, of which 80% were genotype B/C, the most common Asian genotypes. The overall safety profile of SB 9200 was favorable, and over the 12-week study, no serious adverse events were observed. Treatment-emergent adverse events ranged from mild to moderate in severity with no interferon-like side effects and were comparable to patients on placebo. There were no Grade 3 laboratory abnormalities, but alanine aminotransferase (ALT) flares, defined as an increase in ALT above 200 IU/ml, were observed in three patients. Two of these ALT flares were viral flares identified in patients on placebo and the other ALT flare was identified in one patient on SB 9200 at week 4, which was associated with a reduction in HBV DNA of 2.26 log10 and a 1.01 log10 reduction in HBsAg consistent with a beneficial immune flare. Study investigators did not observe any increase in bilirubin or evidence of hepatic decompensation.

Overall, SB 9200 demonstrated a statistically significant reduction in HBV DNA at week 12 (unpaired t-test 2.85, p=0.01) compared to placebo, with a mean reduction of 0.6 log10 (range 0 to 1.87 log10) in the SB

9200 treatment group. For the secondary endpoint of quantitative HBsAg reduction, 5 of 16 patients (31%) in the SB 9200 treatment group had a greater than 0.5 log10 reduction at any time point (range 0.52 to 1.01 log10), compared to none in the placebo group.

The 7 HBeAg-negative patients in the SB 9200 treatment group had the greatest mean reduction in HBV DNA at 0.9 log10, and 3 of these 7 patients also had a greater than 0.5 log10 reduction in HBsAg.

Professor Stephen Locarnini, the Principal Investigator of the Virology Core for the ACHIEVE trial and the Head, Research & Molecular Development, Victorian Infectious Diseases Reference Laboratory, stated, “Our virological studies from the first cohort showed antiviral activity of SB 9200 involving a novel immune and possibly direct antiviral mechanism targeting RIG-I, resulting in not only reduction in HBV DNA but also in HBsAg and HBV pgRNA as a surrogate for reduction in cccDNA.”

Detailed results from the Phase 2a segment of the ACHIEVE study will be presented at a future medical conference.

Conference Call

Spring Bank Pharmaceuticals will host a conference call at 8:00 a.m. ET tomorrow, Wednesday, May 24, 2017, to discuss top-line results of the initial cohort of the Phase 2a segment of the ACHIEVE study. The conference call may be accessed by dialing (866) 294-9216 for U.S. callers and (346) 406-0955 for international callers five minutes prior to the start of the call and providing the conference ID 27754723. Additionally, the live, listen-only webcast of the conference call can be accessed by visiting the Investors & Media section of the company’s website at www.springbankpharm.com. A replay of the conference call will be available following the call and may be accessed by visiting Spring Bank’s website.

About SB 9200 and the ACHIEVE Study

Spring Bank’s lead product candidate, SB 9200 is a novel small molecule nucleic acid hybrid (SMNH) compound being developed as both monotherapy and combination therapy for the treatment of chronic HBV.  The Phase 2a clinical trial is designed to enable Spring Bank to select one or two doses to move forward into a Phase 2b clinical trial and to obtain the necessary dosing and safety data to study the combined use of SB 9200 and a direct-acting antiviral. The first segment of the ACHIEVE trial is a Phase 2a placebo-controlled, sequential-cohort, double-blind trial to evaluate increasing doses of SB 9200 as monotherapy for 12 weeks followed by Viread® 300 mg for an additional 12 weeks.  The Phase 2a segment of the ACHIEVE trial has an adaptive trial design that will enroll 80 chronically-infected HBV patients between 18 and 70 years of age who have been or will be assigned to one of four dosing cohorts, 25 mg, 50 mg, 100 mg or 200 mg of SB 9200, or placebo, once daily for 12 weeks. All subjects will then receive Viread® 300 mg once daily for an additional 12 weeks of treatment. The Phase 2b segment of the ACHIEVE trial is planned to examine the concomitant use of SB 9200 and Viread® in approximately 200 HBV patients. Subject to the results of the Phase 2a clinical trial and obtaining additional funding, Spring Bank plans to initiate the Phase 2b segment of the ACHIEVE trial in 2018.

About Spring Bank Pharmaceuticals

Spring Bank Pharmaceuticals is a clinical-stage biopharmaceutical company engaged in the discovery and development of a novel class of therapeutics using its proprietary small molecule nucleic acid hybrid (SMNH) chemistry platform. SMNH compounds are small segments of nucleic acids that the company designs to selectively target and modulate the activity of specific proteins implicated in various disease states. The company is developing its most advanced SMNH product candidate, SB 9200, for the treatment of viral diseases, including hepatitis B virus (HBV). SB 9200 has been designed to selectively activate within infected cells the cellular proteins, retinoic acid-inducible gene 1, or RIG-I, and nucleotide-binding oligomerization domain-containing protein 2, or NOD2, which have been implicated in the body's immune response to viral infections. Spring Bank Pharmaceuticals is also developing other SMNH product candidates, including SB 11285, the company’s lead immunotherapeutic agent for the treatment of selected cancers through the activation of the STimulator of INterferon Genes, or STING, pathway. For more information, please visit www.springbankpharm.com

Forward-Looking Statements

Statements in this press release about Spring Bank’s future expectations, plans and prospects, including, but not limited to, statements about the company’s expectations for the enrollment of patients in the second cohort of the Phase 2a segment of the ACHIEVE trial; the company’s anticipated timeline for disclosing top-line results from the second cohort of the Phase 2a segment of the ACHIEVE trial and the company’s anticipated timeline for initiating the Phase 2b segment of the ACHIEVE trial, as well as any other statements regarding matters that are not historical facts, may constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995.

Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including whether Spring Bank’s cash resources will be sufficient to fund its continuing operations for the periods and/or trials anticipated; whether results obtained in preclinical studies and clinical trials will be indicative of results obtained in future clinical trials; whether Spring Bank’s product candidates will advance through the clinical trial process on a timely basis, or at all; whether the results of such trials will warrant submission for approval from the United States Food and Drug Administration or equivalent foreign regulatory agencies; whether Spring Bank’s product candidates will receive approval from regulatory agencies on a timely basis or at all; whether, if product candidates obtain approval, they will be successfully distributed and marketed; and other factors discussed in the "Risk Factors" section of Spring Bank’s Annual Report on Form 10-K for the year ended December 31, 2016, which was filed with the Securities and Exchange Commission (SEC) on February 14, 2017, and in other filings Spring Bank makes with the SEC from time to time.

In addition, the forward-looking statements included in this press release represent Spring Bank’s views as of the date hereof. Spring Bank anticipates that subsequent events and developments will cause Spring Bank’s views to change. However, while Spring Bank may elect to update these forward-looking statements at some point in the future, Spring Bank specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Spring Bank’s views as of any date subsequent to the date hereof.

Contact:

Spring Bank Pharmaceuticals, Inc.

Jonathan Freve

Chief Financial Officer

(508) 473-5993

jfreve@springbankpharm.com

Source: Spring Bank Pharmaceuticals

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